Exhibit 10.P

2016 STOCK OPTION GRANT
STOCK OPTION AGREEMENT
UNDER THE 2015 STOCK PLAN

Grant Date: Grant Date
Name: Participant Name
Number and Type of Shares: Shares Granted Stock Options
Exercise Price: Exercise Price
Expiration Date: Expiration Date

The Compensation and Organization Committee (the “Committee”) of the Board of Directors of Eaton Corporation plc (the “Company”) has awarded you, effective as of Grant Date (the “Grant Date”), the option (the “Option”) to purchase from the Company the number of ordinary shares of the Company with a par value of one cent each (“Ordinary Shares”) specified in your account available online at Eaton Service Center maintained by Fidelity Stock Plan Services (or any successor third party administrator of the Plan) (the “Third Party Administrator”), subject to the terms and conditions of the Company’s 2015 Stock Plan (the “Plan”) and this Stock Option Agreement (this “Agreement”). The exercise price of the Option per Ordinary Share (the “Exercise Price”) is available online at the Eaton Service Center maintained by the Third Party Administrator. The Option may be intended to qualify as an Incentive Stock Option, in whole or in part, as published in the Company’s records at the Eaton Service Center maintained by the Third Party Administrator. Capitalized terms used without definition in this Agreement shall have the meanings given to such terms in the Plan. You are required to accept the Award online at the Eaton Service Center maintained by the Third Party Administrator, which may be accessed through the Company’s website, or in such other manner as designated by the Company and communicated to you. You acknowledge and agree as follows:

1.    Acceptance. I hereby accept the aforementioned Award on the terms and conditions provided in the Plan and this Agreement.

2.    Forfeiture. Except as otherwise provided in the Plan or this Agreement, the Option, to the extent not previously vested, shall be forfeited and immediately cancelled if my employment with the Company or any of its subsidiaries is terminated under any circumstances whatsoever prior to the applicable vesting date, including without limitation dismissal, resignation, divestiture of operations, disability or retirement. This possibility of forfeiture shall lapse according to the vesting schedule as published on the Company’s records at the Eaton Service Center maintained by the Third Party Administrator. To the extent that the Option is forfeited for any reason or expires unexercised, I understand that I will not be entitled to exercise the Option or receive any payment of cash or Ordinary Shares in respect of any portion of the Option so forfeited or expired.

3.    Vesting and Exercisability.

(a)    The Option will vest and become exercisable, subject to the terms of this Agreement and the Plan and conditioned upon my continued employment by the Company or any of its subsidiaries, in accordance with the vesting schedule as published on the Company’s records at the Eaton Service Center maintained by the Third Party Administrator; provided, however that the Committee (or its delegate) may, in its sole discretion, accelerate the vesting of the Option in whole or in part in the event of my termination of employment prior to the applicable vesting date.

(b)    Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3(b) shall govern the Option, to the extent not previously vested or forfeited, in the event of a Change of Control (as defined in the Plan) of the Company.

(i)     If the Option is not assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the forfeiture restrictions referred to in Section 2 hereof shall lapse and the Option will vest and become exercisable in full (without proration), effective as of the date of the Change of Control.

(ii)     If the Option is assumed by the acquiring or surviving entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee, then the Option shall continue to vest subject to my continued employment in accordance with the original vesting schedule of the Option; provided, however that if within two years after the Change of Control, my employment is terminated by the Company or a subsidiary without Cause (as defined in the Plan) or by me for Good Reason (as defined in the Plan), then the forfeiture restrictions referred to in Section 2 hereof shall lapse and the Option will vest and become exercisable in full (without proration), effective as of the date of the date of such employment termination.

4.    Exercise of Option.

(a)    To the extent that the Option becomes vested and exercisable in accordance with Section 3 of this Agreement, it may be exercised in whole or in part from time to time by notice to the Company or its designee in accordance with such procedures as are expressly authorized by the Company from time to time, together with payment of the aggregate Exercise Price for the number of Ordinary Shares to be purchased hereunder. The Option may be exercised, during my lifetime, only by me, or in the event of my legal incapacity, by my guardian or legal representative acting on my behalf in a fiduciary capacity under state law and court supervision. If I die before the expiration of the Option, all or part of the Option may be exercised (prior to expiration) by my personal representative or by any person who has acquired the Option directly from me by will, bequest or inheritance, but only to the extent that the Option was vested and exercisable upon the date of my death.

(b)    The Exercise Price is payable (i) in cash or by certified or cashier’s check or other cash equivalent acceptable to the Company payable to the order of the Company, (ii) by surrender of Ordinary Shares (including by attestation) owned by the Grantee having an aggregate fair market value at the time of exercise (determined based on the closing price per Ordinary Share on the date of exercise) equal to the aggregate Exercise Price, (iii) by a cashless broker-assisted exercise that complies with all applicable laws, (iv) by such other method expressly authorized by the Company, or (v) by a combination of the foregoing methods.

5.    Term and Expiration of Option. The Option shall in no event be exercisable after the expiration of 10 years from the Grant Date, notwithstanding anything to the contrary herein. Except as otherwise determined in the sole discretion of the Committee (or its delegate), the Option will terminate and automatically be cancelled at the close of business on the earliest of the following dates, provided that if such date falls on a Saturday, Sunday or other day when the principal stock exchange for the Ordinary Shares is closed for trading, the Option will terminate and automatically be cancelled at the close of business on the nearest preceding day when such stock exchange is open for trading:

(a)    The fifth (5th) anniversary of the date my employment terminates (i) as a result of my retirement on or after normal retirement age (age 65 for U.S. employees), or on or after age 50 with 10 years of service to the Company or a subsidiary (early retirement), or (ii) as a result of a disability covered by the Company’s or a subsidiary’s long-term disability benefit plan;

(b)    The fifth (5th) anniversary of the date of my death;

(c)    The date that the Company or a subsidiary terminates my employment for Cause;

(d)    The ninetieth (90th) day after the date my employment terminates for any reason other as described in Section 5(a), 5(b) or 5(c); or

(c)    The tenth (10th) anniversary of the Grant Date.

For purposes of this Agreement, “close of business” means 4:00 p.m. Eastern Time or such other time when the principal stock exchange for the Ordinary Shares closes on the applicable expiration date.

6.    Shareholder Rights. No holder of the Option shall have any rights as a shareholder (including voting or dividend rights) with respect to any Ordinary Shares subject to the Option unless and until the Option has been exercised in accordance with the terms of this Agreement for such Ordinary Shares.

7.    Tax Matters.

(a)    I am responsible for all taxes and social insurance contributions owed by me in connection with the Option, regardless of any action the Company takes with respect to any Tax Withholding Obligations (as defined below) that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or treatment of any tax withholding in connection with the grant, vesting or exercise of the Option or the subsequent sale of the Ordinary Shares. The Company does not commit and is under no obligation to structure the Option to reduce or eliminate my tax liability.

(b)    Prior to any event in connection with the Option that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social insurance contributions (the “Tax Withholding Obligation”), I am required to arrange for the satisfaction of the amount of such Tax Withholding Obligation in a manner acceptable to the Company. My acceptance of this Agreement constitutes my instruction and authorization to the Company to withhold on my behalf the number of Ordinary Shares from those Ordinary Shares issuable to me at the time when the Option is exercised as the Company determines to be sufficient to satisfy the Tax Withholding Obligation. The value of the Ordinary Shares withheld for such purposes shall be based on the fair market value of the Ordinary Shares on the date of exercise. To the extent that the Company or an affiliate withholds in Ordinary Shares, it will do so at the minimum statutory rate to the extent necessary, as determined by the Company, to avoid negative accounting treatment. Should the Company or the affiliate withhold an amount in excess of my actual Tax Withholding Obligation, the Company and/or my employer will refund the excess within a reasonable period and without any interest. I agree (i) to pay the Company and/or the affiliate employing me any amount of the Tax Withholding Obligation that is not satisfied by the means described herein or (ii) to the extent permitted by applicable law, for the Company and/or the affiliate employing me to deduct cash from my regular salary payroll to cover such additional amounts. If I fail to comply with my obligations in connection with the Tax Withholding Obligation as described in this section, the Company may refuse to deliver the Ordinary Shares.

(c)    I acknowledge that, to the extent applicable, to receive the favorable tax treatment afforded Incentive Stock Options, the Option must be exercised within 90 days of retirement or termination or within one year of termination of employment in case of permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended). An Incentive Stock Option that is not exercised within those periods will, for tax purposes, be treated the same as an option that is not an Incentive Stock Option.

8.    Transferability. The Option shall not be transferable otherwise than by will or the law of descent and distribution or, with respect to any portion of the Option that is not intended to qualify as an Incentive Stock Option, to the extent permitted by rules or regulations under Section 16(b) under the Securities Exchange Act of 1934 (the “Exchange Act”) and as adopted by the Committee.

9.    Compliance with Laws, Regulations and Rules. The Company will use its reasonable best efforts to comply with all federal and state laws or other applicable laws and regulations and all rules for domestic stock exchanges on which its Ordinary Shares may be listed, which apply to the issuance of the Ordinary Shares subject to the Option, and to obtain such consents and approvals to such issuance which it deems advisable from federal and state bodies having jurisdiction of such matters. However, anything herein to the contrary notwithstanding, the Option shall not be exercisable, and the Company shall not be obligated to issue or deliver any certificate for shares subject to the Option, in violation of any such laws, regulations or rules and unless and until such consents and approvals have been obtained. Any share certificate issued to evidence Ordinary Shares as to which the Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with federal and state laws or other applicable laws and regulations. If a person or an estate purporting to acquire the rights to exercise the Option by bequest or inheritance shall attempt to exercise this option, the Company may require reasonable evidence as to the ownership of the Option and may request such consents and releases of taxing authorities as it deems advisable.

10.    Reorganizations, etc. The number of and class of shares subject to the Option and the Exercise Price per share are subject to adjustment as provided in Section 11 of the Plan.

11.    No Rights to Continued Employment. I acknowledge that the grant of this Option does not in any way entitle me to continued employment with the Company or any of its subsidiaries for the period during which the possibility of forfeiture continues or for any other period, and does not limit or restrict any right the Company or any of its subsidiaries otherwise may have to terminate my employment. Furthermore, the Option and my participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate.

12.    Non-Competition. I expressly acknowledge and agree that in the event that I voluntarily leave the employment of the Company or a subsidiary and within one year after exercise of any portion of the Option enter into an activity as employee, agent, officer, director, principal or proprietor which, in the sole judgment of the Committee, is in competition with the Company or a subsidiary, the amount by which the fair market value per Ordinary Share on the date of exercise of any such portion exceeds the Exercise Price per Ordinary Share hereunder, multiplied by the number of Ordinary Shares subject to such exercised portion, shall inure to the benefit of the Company and I agree to promptly pay the same to the Company, unless the Committee in its sole discretion shall determine that such action by me is not inimical to the best interests of the Company or its subsidiaries.

13.    Non-Solicitation. I agree that during my employment and for a period of twelve (12) months from the voluntary or involuntary termination of my employment for any reason and with or without Cause, I will not, (a) either on my own behalf or for any competing business, directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any customers with whom I had material business contact during the last five (5) years of my employment, or about whom I have any trade secret information, for the purposes of providing products or services that are the same as or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage current employees of Eaton or employees who have terminated their employment with Eaton or been terminated by Eaton within six months of the solicitation, recruitment, or encouragement to terminate employment with Eaton and/or to work in any manner for me or any entity affiliated with me.

14.    Plan Controls. The terms and conditions of the Plan, as amended from time to time in accordance with the provisions of Section 15 thereof, shall control the terms and conditions of this option, and anything contained in this Agreement inconsistent with or in violation of the terms and conditions of the Plan shall be of no force or effect and shall not be binding upon the Company or the Option holder. The Plan and this Agreement represent the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, whether written or oral.

15.    Construction. It is intended that acquisition of the Option by the Option holder shall qualify for exemption from the provisions of Section 16(b) of the Exchange Act, and each and every provision of this Agreement shall be construed, interpreted and administered so that the grant of the Option, whether made to an officer or director of the Company or to any other employee of the Company or a subsidiary, shall so qualify. Any provision of this Agreement that cannot be so construed, interpreted and administered shall be of no force or effect.

16.    Legal Fees. I agree that if Eaton substantially prevails in any litigation arising out of or relating to this Agreement, Eaton shall be entitled to recovery of its reasonable attorneys’ fees and associated costs, in addition to any other relief mentioned herein.

17.    Choice of Law, Venue, and Jurisdiction. This Agreement shall be governed by the laws of the State of Ohio, except any such laws that require the application of another jurisdiction’s laws

18.    Severability and Reformation. The parties acknowledge that this Agreement is valid and enforceable only to the extent permitted by applicable law. In the event that Sections 12 or 13 of this Agreement are rendered unenforceable by a court of law or by an arbitral body for any reason, I hereby acknowledge and agree that Eaton does not owe me any financial obligation as I am not bound by such section, nor will I seek any compensation from Eaton based on this Agreement or any provision thereof. I agree that if any particular paragraphs, subparagraphs, sections, phrases, words, or other portions of this Agreement are determined by an appropriate court to be overbroad, invalid, or unenforceable as written, they shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or, if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

19.    Nature of Grant. In accepting the grant, I acknowledge that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past and all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(c)    I am voluntarily participating in the Plan;

(d)    the Option and the Ordinary Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or my employer, and which is outside the scope of my employment contract, if any;

(e)    the Option and the Ordinary Shares subject to the Option are not intended to replace any pension rights or compensation;

(f)    the Option and the Ordinary Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, my employer, or any subsidiary or affiliate;

(g)    the future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty;

(h)    in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of my employment with the Company or my employer (for any reason whatsoever and whether or not in breach of local labor laws) and I irrevocably release the Company and my employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived any entitlement to pursue such claim; and

(i)    in the event of termination of my employment (whether or not in breach of local labor laws), my right to vest in the Option under the Plan, if any, will terminate effective as of the date that I am no longer actively providing services and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law); the Management Compensation Committee of the Company shall have the exclusive discretion to determine when I am no longer actively providing services for purposes of the Option.

20.    Data Privacy and Data Protection.

(a)     I hereby explicitly and voluntarily consent to the collection, use, processing and transfer, in electronic or other form, of my personal data, including my Data as that term is defined below, as described in this Agreement and in any other award materials by and among, as applicable, my employer, the Company, and its subsidiaries and affiliates, as well as third parties acting on their behalf, for the exclusive purpose of implementing, administering and managing my eligibility for and participation in the Plan.

(b)    I understand that the Company and my employer may hold certain personal data about me, including but not limited to, my name, home address and telephone number, date of birth, social insurance number or other identification number, salary, benefit eligibility, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all awards or any other entitlement to Ordinary Shares granted, canceled, exercised, vested, unvested or outstanding in my favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, the “Data”).

(c)    I understand that Data will be transferred to and processed and stored by third parties assisting the Company with the implementation, administration and management of the Plan, including Fidelity Stock Plan Services and any successor Third Party Administrator, and I consent to such transfer, processing and storage. I understand that the Data may be transferred to and processed and stored outside of my country of residence, including the United States of America, and that the recipients’ country (including the United States) may have different data privacy laws and protections than my country of residence, and I nevertheless consent to the transfer, processing and storage of my data in those nations. I understand that I may request a list with the names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, store, process, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing my participation in the Plan. I understand that Data will be held only as long as is necessary to implement, administer and manage my participation in the Plan or as otherwise may be required by applicable law. I understand that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary and appropriate amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing my local human resources representative. I understand, however, that refusing or withdrawing my consent may affect my ability to participate in the Plan. For more information on the consequences of my refusal to consent or withdrawal of consent, I understand that I may contact my local human resources representative.

21.    Non-U.S. Addendum. Notwithstanding any provisions in this Agreement, the Option shall be subject to the special terms and conditions set forth in the addendum attached hereto as Appendix A to this Agreement (the “Non-U.S. Addendum”) for my country. Moreover, if I relocate to one of the countries included in the Non-U.S. Addendum, the special terms and conditions for such country will apply to me, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Non-U.S. Addendum constitutes part of this Agreement.

APPENDIX A

Non-U.S. Addendum